                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by
          Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12



                             Rurban Financial Corp.
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


                ------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

          (1) Title of each class of securities to which transaction applies:

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          (2) Aggregate number of securities to which transaction applies:

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          (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

              ------------------------------------------------------------------
          (4) Proposed maximum aggregate value of transaction:
                                                              ------------------
          (5) Total fee paid:
                             ---------------------------------------------------

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1)   Amount Previously Paid:
                                       -----------------------------------------
          (2)   Form, Schedule or Registration Statement No.:
                                                             -------------------
          (3)   Filing Party:
                             ---------------------------------------------------
          (4)   Date Filed:
                           -----------------------------------------------------

                             RURBAN FINANCIAL CORP.
                               401 CLINTON STREET
                              DEFIANCE, OHIO 43512
                                 (419) 783-8950
                           ---------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           ---------------------------


                                                                  Defiance, Ohio
                                                                  March 29, 1999

To the Shareholders of
Rurban Financial Corp.:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of the Shareholders (the "Annual Meeting") of Rurban Financial Corp. (the "Company") will be held at the Kettenring Country Club, 211 Carpenter Road, Defiance, Ohio, on Monday, April 26, 1999, at 10:30 a.m., local time, for the following purposes:

         1. To elect three (3) directors to serve for terms of three (3) years each.

         2. To transact such other business as may properly come before the Annual Meeting and any adjournment(s) thereof.

         Shareholders of record at the close of business on March 5, 1999, will be entitled to receive notice of, and to vote at, the Annual Meeting and any adjournment(s) thereof.

         You are cordially invited to attend the Annual Meeting. The vote of each shareholder is important, whatever the number of common shares held. Whether or not you plan to attend the Annual Meeting, please sign, date and return your proxy promptly in the enclosed envelope. If you attend the Annual Meeting, you may revoke your proxy and vote in person. Attendance at the Annual Meeting will not, in and of itself, constitute revocation of a proxy.


                                        By Order of the Board of Directors,

                                        /s/ Thomas C. Williams
                                        ----------------------
                                        Thomas C. Williams, President and
                                        Chief Executive Officer

                             RURBAN FINANCIAL CORP.
                               401 CLINTON STREET
                              DEFIANCE, OHIO 43512
                                 (419) 783-8950

                                 PROXY STATEMENT
                                 ---------------

         This Proxy Statement and the accompanying proxy are being mailed to shareholders of Rurban Financial Corp., an Ohio corporation (the "Company"), on or about March 29, 1999, in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders of the Company (the "Annual Meeting") called to be held on Monday, April 26, 1999, or at any adjournment(s) thereof. The Annual Meeting will be held at 10:30 a.m., local time, at the Kettenring Country Club, 211 Carpenter Road, Defiance, Ohio.

         The Company has six wholly-owned subsidiaries. They include: The State Bank and Trust Company, Defiance, Ohio ("State Bank"); The Peoples Banking Company, Findlay, Ohio ("Peoples Bank"); The First National Bank of Ottawa, Ottawa, Ohio ("Ottawa"); The Citizens Savings Bank Company, Pemberville, Ohio ("Citizens"); Rurbanc Data Services, Inc., Defiance, Ohio ("RDSI"); and Rurban Life Insurance Company, Defiance, Ohio ("Rurban Life"). State Bank has two-wholly owned subsidiaries, Reliance Financial Services, N.A. ("RFS"), a nationally-chartered trust and financial services company and Rurban Mortgage Company ("RMC"), an Ohio corporation and mortgage company with its principle offices located in Clearwater, Florida.

         A proxy for use at the Annual Meeting accompanies this Proxy Statement and is solicited by the Board of Directors of the Company. A shareholder of the Company may use his proxy if he is unable to attend the Annual Meeting in person or wishes to have his common shares voted by proxy even if he does attend the Annual Meeting. Without affecting any vote previously taken, any shareholder executing a proxy may revoke it at any time before it is voted by (1) filing with the Secretary of the Company, at the address of the Company set forth on the cover page of this Proxy Statement, written notice of such revocation; (2) executing a later-dated proxy which is received by the Company prior to the Annual Meeting; or (3) attending the Annual Meeting and giving notice of such revocation in person. Attendance at the Annual Meeting will not, in and of itself, constitute revocation of a proxy.

         Only shareholders of the Company of record at the close of business on March 5, 1999 (the "Record Date") are entitled to receive notice of, and to vote at, the Annual Meeting and any adjournment(s) thereof. At the close of business on the Record Date, 4,575,702 common shares were outstanding and entitled to vote. Each common share of the Company entitles the holder thereof to one vote on each matter to be submitted to shareholders at the Annual Meeting. A quorum for the Annual Meeting is a majority of the outstanding common shares.

         Common shares represented by signed proxies that are returned to the Company will be counted toward the quorum in all matters even though they are marked "Abstain," "Against" or "Withhold Authority" on one or more or all matters or they are not marked at all. Broker/dealers who hold their customers' common shares in street name may, under the applicable rules of the self-regulatory organizations of which the broker/dealers are members, sign and submit proxies for such common shares and may vote such common shares on routine matters, which, under such rules, typically include the election of directors, but broker/dealers may not vote such common shares on other matters, which typically include amendments to the articles of incorporation of a corporation and the approval of certain stock compensation plans, without specific instructions from the customer who owns such common shares.

Proxies signed and submitted by broker/dealers which have not been voted on certain matters as described in the previous sentence are referred to as broker non-votes. Such proxies count toward the establishment of a quorum.

         The Company will bear the costs of preparing and mailing this Proxy Statement, the accompanying proxy and any other related materials and all other costs incurred in connection with the solicitation of proxies on behalf of the Board of Directors. Proxies will be solicited by mail and may be further solicited, for no additional compensation, by officers, directors or employees of the Company and its subsidiaries by further mailing, by telephone or by personal contact. The Company will also pay the standard charges and expenses of brokerage houses, voting trustees, banks, associations and other custodians, nominees and fiduciaries, who are record holders of common shares not beneficially owned by them, for forwarding such materials to and obtaining proxies from the beneficial owners of such common shares.

         The Annual Report to the Shareholders of the Company for the fiscal year ended December 31, 1998 (the "1998 fiscal year") is enclosed herewith.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT
                        --------------------------------

         As of the Record Date, no person or entity had beneficial ownership of more than 5% of the outstanding common shares of the Company.

         The following table sets forth, as of the Record Date, certain information concerning the beneficial ownership of common shares by each director of the Company, by each person nominated for election as a director of the Company, by each of the executive officers named in the Summary Compensation Table and by all current executive officers and directors of the Company as a group:

         Name of                         Amount and Nature of             Percent of
     Beneficial Owner                  Beneficial Ownership (1)           Class (2)
   --------------------                ------------------------           ----------
Richard C. Burrows                              34,741 (3)                    (4)
John R. Compo                                   31,478                        (4)
Robert W. Constien                              18,234                        (4)
John Fahl                                           52                        (4)
Robert A. Fawcett, Jr.                           2,932                        (4)
Richard Z. Graham                                4,022 (5)                    (4)
Eric C. Hench                                    9,048 (6)                    (4)
Kenneth A. Joyce                                 1,000                        (4)
W. Scott Muir                                    2,392                        (4)
Mark A. Soukup                                   1,623                        (4)
Steven D. VanDemark                              7,232 (7)                    (4)
J. Michael Walz, D.D.S.                         17,808 (8)                    (4)
Richard C. Warrener                              1,992                        (4)
Thomas C. Williams                               2,237 (9)                    (4)
All current executive officers
and directors as a group                       169,435 (10)
(16 persons)                                                                 3.70%

(1) Unless otherwise noted, the beneficial owner has sole voting and investment power with respect to all of the common shares reflected in the table.

(2) The percent of class is based upon 4,575,702 common shares outstanding on the Record Date.

(3) Does not include 6,248 common shares held in a trust for the benefit of the wife of Mr. Burrows as to which she exercises sole voting and investment power.

(4) Reflects ownership of less than 1% of the outstanding common shares of the Company.

(5) Does not include 29,698 common shares held by the wife of Mr. Graham, as to which she exercises sole voting and investment power.

(6) Includes 9,048 common shares held by the Eric C. Hench Agency Trust as to which Mr. Hench has sole voting and investment power.

(7) Includes 3,482 common shares held jointly by Mr. VanDemark and his wife, as to which he exercises shared voting and investment power. Also includes 3,750 common shares held in the names of Mr. VanDemark's children for which Mr. VanDemark is custodian.

(8) Does not include 188 common shares held in IRA for the benefit of the wife of Dr. Walz, as to which she exercises sole voting and investment power. Includes 482 common shares held jointly by Dr. Walz and his wife, as to which Dr. Walz exercises shared voting and investment power, and 17,138 common shares held in the Krouse Evans Inc. Profit Sharing Plan, as to which Dr. Walz exercises shared voting and investment power with the Trust Department of State Bank.

(9) Does not include 1,050 common shares owned by Mr. Williams' wife as to which she exercises sole voting and investment power.

(10) Includes common shares jointly held by executive officers and directors and other persons. Also includes an aggregate of 68,866 common shares allocated to the respective accounts of executive officers of the Company in the Employee Stock Ownership Plan ("ESOP"). Does not include common shares held by wives of executive officers and directors.

         To the Company's knowledge, based solely on a review of the copies of the reports furnished to the Company and written representations that no other reports were required during the 1998 fiscal year, all filing requirements applicable to officers, directors and owners of more than 10% of the outstanding common shares of the Company under Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), were complied with.

                              ELECTION OF DIRECTORS
                              ---------------------

         In accordance with Article FIFTH of the Amended Articles of Incorporation of the Company (the "Amended Articles") and Section 2.02 of the Amended Regulations of the Company (the "Amended Regulations"), three (3) directors are to be elected for terms of three (3) years each and until their respective successors are elected and qualified. The three directors standing for election as directors of the Company are John R. Compo, John Fahl and Robert
A. Fawcett, Jr.

         It is the intention of the persons named in the accompanying proxy to vote the common shares represented by the proxies received pursuant to this solicitation for the nominees named below who have been designated by the Board of Directors, unless otherwise instructed on the proxy.

         The following table gives certain information concerning each nominee for election as a director of the Company. Unless otherwise indicated, each person has held his principal occupation for more than five years.

                                                               Director of the
                                  Position(s) Held with the        Company         Nominee
                                Company and its Subsidiaries     Continuously      for Term
Nominee                  Age     and Principal Occupation(s)        Since         Expiring In
-------                  ---     ---------------------------   ---------------    -----------
John R. Compo             54   Chairman of Board and                 1987             2002
                               President of Compo
                               Corporation, Defiance, Ohio,
                               an automotive parts
                               manufacturer; Director of
                               State Bank and of Rurban
                               Life.

John Fahl                 62   President, Tire Operations,           1996             2002
                               since 1994, Vice President
                               from 1978 to 1994, and a
                               Director, of Cooper Tire &
                               Rubber Company, Findlay, Ohio,
                               a tire and rubber manufacturing
                               company; Director of Peoples
                               Bank.

Robert A. Fawcett, Jr.    57   Partner, Fawcett, Lammon,             1992             2002
                               Recker and Associates, Inc.,
                               Ottawa, Ohio, a general
                               insurance agency; President
                               of Fawcett Insurance Agency,
                               Inc., Ottawa, Ohio, a general
                               insurance agency, from 1979
                               to 1993; Director of Ottawa.

         While it is contemplated that all nominees will stand for election, if one or more of the nominees at the time of the Annual Meeting should be unavailable or unable to serve as a candidate for election as a director of the Company, the proxies reserve full discretion to vote the common shares represented by the proxies for the election of the remaining nominees and any substitute nominee(s) designated by the Board of Directors. The Board of Directors knows of no reason why any of the above-mentioned persons will be unavailable or unable to serve if elected to the Board. Under Ohio law and the Company's Regulations, the three nominees receiving the greatest number of votes will be elected as directors.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE ABOVE NOMINEES.

         The following table gives certain information concerning the current directors whose terms will continue after the Annual Meeting. Unless otherwise indicated, each person has held his principal occupation for more than five years.

                                                               Director of the
                                 Position(s) Held with the         Company         Term
                                Company and its Subsidiaries    Continuously      Expires
Name                     Age     and Principal Occupation(s)        Since           In
----                     ---     ---------------------------   ---------------    -------
Richard Z. Graham         69   Vice Chairman and Chief               1984           2000
                               Executive Officer of Brown's
                               Bakery, Inc., Defiance, Ohio, a
                               wholesale bakery; Chief
                               Executive Officer of Grandma
                               Emilie Brown, Inc., Defiance,
                               Ohio, a sales company for
                               garlic breads and rolls,
                               founded in 1992.

J. Michael Walz, D.D.S.   55   General Dentist in Defiance,          1992           2000
                               Ohio; Director of State Bank;
                               Director of RFS.

Thomas C. Williams        50   President and Chief Executive         1995           2000
                               Officer of the Company since
                               June, 1995; President and Chief
                               Executive Officer of State
                               Bank, June 1995 to August 1996;
                               President of FirstMerit Bank,
                               FSB, Clearwater, Florida, from
                               1994 to June, 1995; Senior Vice
                               President and Managing Officer
                               of the Northern Region of The
                               First National Bank of Ohio,
                               Cleveland, Ohio, from 1990 to
                               1994; Director of State Bank;
                               Director of RDSI; Director of
                               Peoples; Director of Rurban
                               Life; Director of RFS; Director
                               of RMC.

Richard C. Burrows        68   Vice Chairman of the Board of         1983           2001
                               the Company and of the State
                               Bank from June, 1995 to April
                               1996; President and Chief
                               Executive Officer of the
                               Company and of State Bank from
                               1985 to 1995; Director of RDSI
                               and Rurban Life; Director of
                               State Bank; Director of RFS;
                               Director of RMC

Eric C. Hench             45   President and Chief Executive         1997           2001
                               Officer of Sun Management
                               Services, Inc., holding company
                               of Chief & Rays Supermarkets,
                               Inc. since 1988; Director of
                               RDSI from 1990 to October of
                               1997; Director of State Bank

W. Scott Muir             68   Retired from Modine                   1998           2001
                               Manufacturing Industrial
                               Products, Division Manager;
                               Director of Citizens; Director
                               of RFS.

                                                               Director of the
                                 Position(s) Held with the         Company         Term
                                Company and its Subsidiaries    Continuously      Expires
Name                     Age     and Principal Occupation(s)        Since            In
-------                  ---     ---------------------------   ---------------    -------

Steven D. VanDemark       46   General Manager of Defiance           1991           2001
                               Publishing Company, Defiance,
                               Ohio a newspaper publisher;
                               Chairman of the Board of the
                               Company; Chairman of the Board
                               of State Bank; Director of
                               RDSI; Director of RMC.

         There are no family relationships among any of the directors, nominees for election as directors and executive officers of the Company.

         The Board of Directors of the Company held a total of 10 meetings during the Company's 1998 fiscal year. Each incumbent director attended 75% or more of the aggregate of the total number of meetings held by the Board of Directors during the period he served as a director and the total number of meetings held by all committees of the Board of Directors on which he served.

         The Board of Directors of the Company has an Audit Committee comprised of Richard C. Burrows, John R. Compo, Robert A. Fawcett, Jr., Richard Z. Graham and W. Scott Muir. The function of the Audit Committee is to review the adequacy of the Company's system of internal controls, to investigate the scope and adequacy of the work of the Company's independent auditors and to recommend to the Board of Directors a firm of accountants to serve as the Company's independent auditors. The Audit Committee met 5 times during the l998 fiscal year.

         The Board of Directors of the Company has an Executive Committee comprised of John R. Compo, Robert A. Fawcett, Jr., Eric C. Hench, Steven D. VanDemark, Thomas C. Williams and J. Michael Walz, D.D.S. The function of the Executive Committee is to act on behalf of the Board of Directors in between regularly scheduled meetings of the Board of Directors. The Executive Committee met once during the l998 fiscal year.

         The Board of Directors of the Company has a Directors' Committee comprised of Richard C. Burrows, Robert A. Fawcett, Jr., Richard Z. Graham, J. Michael Walz, D.D.S. and Thomas C. Williams. The function of the Directors' Committee is to identify and recommend to the Board of Directors of the Company and the respective Boards of Directors of the Company's subsidiaries, candidates for positions as directors of the Company and its subsidiaries. The Directors' Committee did not meet during the l998 fiscal year.

         The Board of Directors of the Company also has a Compensation Committee comprised of John R. Compo, John Fahl, Eric C. Hench, Steven D. VanDemark and J. Michael Walz, D.D.S. The function of the Compensation Committee is to review and recommend to the Board of Directors of the Company the salary, bonus and other cash compensation to be paid to, and the other benefits to be received by, the President and Chief Executive Officer of the Company, Thomas C. Williams and the other executive officers of the Company. The Compensation Committee met a total of 3 times during the l998 fiscal year. Although Mr. Williams and Mr. Warrener attended the meetings of the Compensation Committee at the request of the members of that Committee during the 1998 fiscal year, they did not vote on compensation matters brought before the Compensation Committee.

         During the 1998 fiscal year, the Board of Directors of the Company established an Insurance Risk Management Advisory Committee ("IRMAC") comprised of W. Scott Muir, Thomas C. Williams, Robert A. Fawcett, Jr.. In addition, Thomas Buis, a Director with Peoples Bank, Thomas Costigan, an advisory board member of State Bank's Cleveland Loan Production Office and James Stahl, a Director with Rurban Life, serve as advisors to the IRMAC. Also during the 1998 fiscal year, the Board of Directors of the Company established a Year 2000 Committee of Directors, with director representation from each of the subsidiary companies. This committee is chaired by Richard C. Burrows. Its purpose is to assure effective director oversight of the Company's Year 2000 (Y2K) preparations and to promote effective communication of Y2K issues among directors, management and regulatory authorities. The committee formed in January 1999 and met four times during the first quarter.


                        TRANSACTIONS INVOLVING MANAGEMENT
                        ---------------------------------

         During the Company's 1998 fiscal year, the Company's subsidiaries including State Bank, Peoples Bank, Ottawa, Citizens, RFS and RMC entered into banking-related transactions, in the ordinary course of their respective businesses, with certain executive officers and directors of the Company (including certain executive officers of the Company's subsidiaries), members of their immediate families and corporations or organizations with which they are affiliated. It is expected that similar transactions will be entered into in the future. Loans to such persons have been made on substantially the same terms, including the interest rate charged and collateral required, as those prevailing at the time for comparable transactions with persons not affiliated with the Company or its subsidiaries. These loans have been, and are presently, subject to no more than a normal risk of uncollectibility and present no other unfavorable features. The amount of loans (aggregating $60,000 or more to any one party) to directors and executive officers of the Company (including certain executive officers of the Company's subsidiaries) and their associates as a group at December 31, 1998, was $4,437,851. As of the date hereof, all of such loans were performing loans.


           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
           -----------------------------------------------------------

         Steven D. VanDemark, who is Chairman of the Board of the Company, is a member of the Compensation Committee of the Company's Board of Directors.

         Thomas C. Williams, President and Chief Executive Officer of the Company, Mr. Richard C. Warrener, Executive Vice President and Chief Financial Officer and Robert W. Constien, Executive Vice President of the Company and Chief Executive Officer of RFS received compensation from the Company for services rendered during the 1998 fiscal year as executive officers of the Company.

         Mark A. Soukup, President and Chief Executive Officer of State Bank, was paid by State Bank for services rendered in his capacity as an executive officer of State Bank during fiscal year 1998. Kenneth A. Joyce, Chairman and Chief Executive Officer of RDSI and RMC, was paid by RMC for services rendered in his capacity as an executive officer of those companies during fiscal year 1998. Even though Mr. Soukup and Mr. Joyce are not officers of the Company and their salaries were not paid by the Company, Mr. Soukup and Mr. Joyce perform policy making functions for the Company.

         Mr. Williams, Mr. Warrener, Mr. Constien, Mr. Soukup and Mr. Joyce participate in the various compensation plans of the Company addressed below.

                        REPORT ON EXECUTIVE COMPENSATION
                        --------------------------------

         Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Exchange Act, that might incorporate future filings, including this Proxy Statement, in whole or in part, this Report and the performance graph set forth on pages 17 and 18 shall not be incorporated by reference into any such filings.

         The Compensation Committee of the Company's Board of Directors is comprised of five outside directors including, Steven D. VanDemark, who also serves as Chairman of the Board of the Company, John R. Compo, John Fahl, Eric
C. Hench and J. Michael Walz, D.D.S. The Compensation Committee reviews and recommends to the full Board the salaries, bonuses and other cash compensation to be paid to, and the other benefits to be received by, the executive officers of the Company. During 1998, no compensation decisions by the Compensation Committee were modified or rejected in any material way by the full Board. Although Thomas C. Williams and Richard C. Warrener attended various meetings of the Compensation Committee at the request of the members of that Committee during the 1998 fiscal year, they did not vote on compensation matters brought before the Compensation Committee.

         Thomas C. Williams, Richard C. Warrener and Robert W. Constien received compensation from the Company for services rendered as executive officers of the Company during the 1998 fiscal year. Mark A. Soukup was compensated by State Bank for his services rendered as President and Chief Executive Officer of State Bank and Kenneth A. Joyce was compensated by RDSI and RMC for services rendered in his capacity as Chairman and Chief Executive Officer of RDSI and RMC during fiscal year 1998.

Compensation Policies Toward Executive Officers
-----------------------------------------------

         In determining the compensation of the executive officers of the Company, the Compensation Committee has sought to create a compensation program that links compensation to financial performance, rewards above-average corporate performance and recognizes individual contributions and achievements. There are two components of the annual cash compensation program for the executive officers of the Company: (1) a base salary component; and (2) an incentive bonus component payable under the Rurban Financial Corp. Bonus Plan (the "Company Bonus Plan") which directly links the bonus to be paid to the financial performance of the Company.

Salaries
--------

         The determination of the base salaries of the executive officers of the Company is based upon an overall evaluation of a number of factors, including a subjective evaluation of individual performance, contributions to the Company and its subsidiaries, experience and an analysis of how the Company's compensation of its employees compares to compensation of individuals holding comparable positions with bank holding companies of similar asset size and complexity of operations (between $500 million and $1 billion). This comparative group is not the same group of bank holding companies as the bank holding companies included in the "NASDAQ Bank Stock" index within the Performance Graph since not all of the bank holding companies of comparable asset size to the Company have their shares traded on NASDAQ. None of the above-described factors are assigned a specific weighting when consideration is given to the setting of the salary of the executive officers of the Company.

         The salary paid to Mr. Williams for services rendered in his capacities as President and Chief Executive Officer of the Company during the 1998 fiscal year was approved by the Compensation

Committee on October 22, 1997, and represented, on an annualized basis, an increase of 11.9% over the salary paid to Mr. Williams with respect to the 1997 fiscal year.

         Mr. Warrener was hired as an executive officer of the Company on December 31, 1996. The salary paid to Mr. Warrener for services rendered in his capacities as Executive Vice President and Chief Financial Officer of the Company during the 1998 fiscal year represented an increase of 22% over the salary paid to Mr. Warrener with respect to the 1997 fiscal year.

         The salary paid to Mr. Constien for services rendered in his capacities as Executive Vice President of the Company and Chief Executive Officer of RFS during the 1998 fiscal year represented, on an annualized basis, an increase of 11.1% over the salary paid to Mr. Constien with respect to the 1997 fiscal year.

         The salary paid to Mr. Soukup for services rendered in his capacity as President and Chief Executive Officer of State Bank during the 1998 fiscal year represented, on an annualized basis, an increase of 24.8% over the salary paid to Mr. Soukup with respect to the 1997 fiscal year.

         Mr. Joyce was hired as Chairman and Chief Executive Officer of RMC on June 16, 1997 and on October 3, 1997, Mr. Joyce became Chairman and Chief Executive Officer of RDSI. The salary paid to Mr. Joyce for services rendered in his capacities as Chairman and Chief Executive Officer of RDSI and RMC during the 1998 fiscal year represented on an annualized basis, an increase of 52.6% over the salary paid to Mr. Joyce with respect to the 1997 fiscal year.

Bonus Plans
-----------

         If the Company reached its budgeted level of net income for the 1998 fiscal year, a bonus in the amount of $82,500 was available to be paid to the Chief Executive Officer and a bonus in the amount of $35,000 was available to be paid to each Executive Vice President. The time period over which the determination is made of the amount, if any, of bonuses to be paid is the fiscal year of the Company. The determination of the amounts of bonuses to be paid and the payment of such bonuses is made during the first quarter of the next fiscal year. Mr. Williams, Mr. Warrener and Mr. Constien received no bonuses under the Company Bonus Plan with respect to the 1998 fiscal year as a result of the Company's failure to reach its net income budget for the 1998 fiscal year.

         Other employees of the Company and subsidiaries are eligible to receive bonuses under the Company Bonus Plan. Mark A. Soukup, President and Chief Executive Officer of State Bank, received no bonus as a result of State Bank's failure to reach its net income budget for the 1998 fiscal year. Ken Joyce, as Chairman and Chief Executive Officer of RDSI and RMC, received no bonus as a result of Rurban Mortgage Company's failure to reach its net income budget for the 1998 fiscal year.

Stock Option Plan
-----------------

         On March 12, 1997, the Board of Directors of the Company adopted, subject to approval by the shareholders, the Rurban Financial Corp. Stock Option Plan (the "Stock Option Plan") for directors and officers of the Company and its subsidiaries (the "Key Employees"). The Stock Option Plan was approved by the Company's shareholders at the April 28, 1997 Annual Meeting. The Stock Option Plan authorizes the granting of (i) incentive stock options ("ISOs") as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"),
(ii) non-qualified stock options ("NQSOs") and (iii) stock appreciation rights ("SARs") (ISOs and NQSOs are sometimes referred to collectively herein as "Options"). The purpose of the Stock Option Plan is to encourage Key Employees to acquire or increase and retain a financial interest in the Company, to remain in the service of the Company, and to put forth maximum efforts for the success of the Company, and to enable the Company and its subsidiaries to compete effectively for the services of potential employees and directors by furnishing an additional incentive to join the service of the Company and its subsidiaries. The Stock Option Plan also provides an incentive to Key Employees of the Company and its subsidiaries to put forth a maximum effort to increase the value of the Company's common shares, because, under the Stock Option Plan, the exercise price of the Options cannot be less than the fair market value of the common shares on the date the Options are granted.

         On June 15, 1998, the Compensation Committee of the Board of Directors of the Company granted an aggregate of 45,250 Options to officers and directors of the Company and its subsidiaries. The number of Options granted to each officer and director was based upon each person's job title and responsibilities.

Additional Compensation Plans
-----------------------------

         To enhance the long-term commitment of the officers and employees of the Company and its subsidiaries, the Company adopted the Employee Stock Ownership Plan ("ESOP") in 1985, and The Rurban Financial Corp. Savings Plan and Trust (the "Savings Plan") in 1988. Mr. Williams, Mr. Warrener, Mr. Constien, Mr. Soukup and Mr. Joyce as well as all officers and employees of the Company and its subsidiaries who meet applicable eligibility criteria, may participate in the ESOP and the Savings Plan.

         Each year, the Company and each of its subsidiaries may contribute an amount in cash and/or common shares of the Company to the ESOP which does not exceed the amount of the annual net profits of the corporation making the contribution. Pro rata allocations of amounts contributed by the Company or one of its subsidiaries are made to the accounts of the participants in the ESOP. The Company and its subsidiaries contributed an aggregate amount of $576,000 to the ESOP with respect to the 1998 fiscal year. As of the date of this Proxy Statement, no determination has been made as to the amount to be allocated to the account of Mr. Williams, Mr. Constien, Mr. Warrener, Mr. Joyce and Mr. Soukup under the ESOP with respect to the 1998 fiscal year.

         Three types of contributions are contemplated under the Savings Plan:
(1) pre-tax elective deferral contributions by each participant in the Savings Plan of a percentage of his or her annual compensation; (2) matching contributions made by the Company or the corporation employing the Savings Plan participant in cash in an amount determined by the Board of Directors of the Company; and (3) qualified rollover contributions by a Savings Plan participant from other qualified plans. The Board of Directors of the Company determined that for 1998, the amount of the matching contributions to be made on behalf of each participant in the Savings Plan would be 50% of the amount of such participant's pre-tax elective deferral contributions, but only upon that portion of his or her pre-tax elective deferral contributions which did not exceed 6% of his or her annual compensation. Matching contributions in the amount of $5,000, $4,877, $3,738, $2,048 and $4,617 were made on behalf of Mr.
Williams, Mr. Constien, Mr. Soukup, Mr. Joyce and Mr. Warrener, respectively, to match their respective 1998 pre-tax elective deferral contributions made to the Savings Plan.

Submitted by the Compensation Committee of the Company's Board of Directors:

         John R. Compo, John Fahl, Eric C. Hench, Steven D. VanDemark and J. Michael Walz, D.D.S.

                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Summary of Cash and Certain Other Compensation
----------------------------------------------

         The following table shows, for the last three years, the cash compensation paid by the Company and its subsidiaries, as well as certain other compensation paid or earned for those years, to Thomas C. Williams, the Company's President and Chief Executive Officer, Richard C. Warrener, Executive Vice President and Chief Financial Officer of the Company, Robert W. Constien, Executive Vice President of the Company and Chief Executive Officer of RFS, Mark
A. Soukup, President and Chief Executive Officer of State Bank and Kenneth A. Joyce, Chairman and Chief Executive officer of RDSI and RMC.

                                     SUMMARY COMPENSATION TABLE
                                                                 Long-Term
                                                                Compensation
                                                                   Awards
                                                                   ------
Name and                                                    Securities Underlying     All Other
Principal Position        Year    Salary($)(1)   Bonus($)         Options(#)       Compensation ($)
------------------        ----    ------------   --------         ----------       ----------------
Thomas C. Williams,       1998      $210,125        $0               3,750             $31,814(3)
President and Chief       1997      $187,711     $50,500            15,000             $31,187(3)
Executive Officer of      1996      $141,400     $50,500              --               $39,328(3)
the Company

Richard C. Warrener,      1998      $110,000        $0               1,500             $14,373(4)
Executive Vice            1997      $ 90,000     $35,500             6,000             $14,967(4)
President and Chief       1996          --          --                --               $  --
Financial Officer of
the Company(2)

Robert W. Constien,       1998      $130,000        $0               1,500             $22,570(5)
Executive Vice            1997      $117,000     $30,500             6,000             $16,907(5)
President of the          1996      $ 80,257     $25,500              --               $12,475(5)
Company and CEO of
RFS

Mark A. Soukup,           1998      $138,500        $0               1,500             $11,647(6)
President and Chief       1997      $111,000     $30,500             6,000             $17,519(6)
Executive Officer of      1996      $ 72,538     $25,500              --               $   194(6)
State Bank(2)

Ken Joyce, Chairman       1998      $132,000        $0               1,500             $10,628(7)
and Chief Executive       1997      $ 47,058     $13,500             6,000                $0
Officer of RDSI and       1996         --           --                --                  --
RMC(2)

(1) "Salary" includes (a) for Mr. Williams, fees received during 1998, 1997 and 1996 as a director of the Company and its subsidiaries in the amounts of $45,125, $37,225 and $16,400, respectively, (b) for Mr. Constien, fees received during 1998, 1997 and 1996 as a director of State Bank and RFS in the amounts of $15,000, $12,000 and $2,950, respectively, (c) for Mr. Soukup fees received during 1998 and 1997 as a director of State Bank, RFS and RDSI in the amounts of

         $28,500 and $11,000, respectively, and (d) for Mr. Joyce fees received during 1998 and 1997 as a director of RMC and RDSI in the amounts of $12,000 and $1,500, respectively.

(2) Mr. Warrener's employment with the Company commenced on December 31, 1996; Mr. Soukup's employment with State Bank commenced on November 22, 1995; and Mr. Joyce's employment with RDSI commenced on October 3, 1997 and RMC commenced on June 16, 1997.

(3)      "All Other Compensation" for fiscal years 1998, 1997 and 1996 includes:
         (i) for fiscal year 1996, a $15,000 relocation payment, (ii) a contribution of $5,000, $4,750 and $2,278, respectively, to the Savings Plan on behalf of Mr. Williams to match 1998, 1997 and 1996 pre-tax elective deferral contributions (included under "Salary") made by him to the Savings Plan, (iii) payments of $12,658, $12,407 and $12,346, respectively, during fiscal years 1998, 1997 and 1996 representing the grossed-up premiums for a life insurance policy which Mr. Williams personally owns, (iv) for fiscal years 1998 and 1997, payments of $1,613 and $974, respectively, which represent the premiums paid on Mr. Williams' behalf for a group term life insurance policy which has a death benefit equal to 200% of Mr. Williams' annual salary less $50,000, (v) $2,525, $234 and $608 received by Mr. Williams from the Company during fiscal years 1998, 1997 and 1996, respectively, as an automobile allowance. The amounts allocated to the account of Mr. Williams under the ESOP for 1997 and 1996 were $12,822 and $9,096, respectively. The amount to be allocated to the account of Mr. Williams under the ESOP with respect to fiscal year 1998 has not been determined as of the date of this Proxy Statement.

(4) "All Other Compensation" for 1998 and 1997 includes (i) a recruiting bonus of $10,705 in 1997, (ii) in 1998 and 1997, $864 and $749,
         respectively, which represent the premiums paid on Mr. Warrener's behalf for a group term life insurance policy which has a death benefit equal to 200% of Mr. Warrener's annual salary less $50,000, (iii) $4,931 and $3,513 received by Mr. Warrener from the Company during fiscal years 1998 and 1997, respectively, as automobile allowances and
         (iv) in 1998, a contribution of $4,617 to the Savings Plan on behalf of Mr. Warrener to match 1998 pre-tax elective deferral contributions (included under "Salary") made by him to the Savings Plan.

(5) "All Other Compensation" for 1998, 1997 and 1996 includes (i) contributions of $4,877, 4,008 and $2,963, respectively, to the Savings Plan on behalf of Mr. Constien to match 1998, 1997 and 1996 pre-tax elective deferral contributions (included under "Salary") made by him to the Savings Plan, (ii) payments of $128, $82 and $49 which represent the premiums which were paid on behalf of Mr. Constien in 1998, 1997 and 1996, respectively, under a group term life insurance policy which has a death benefit payable thereunder equal to approximately 200% of Mr. Constien's annual salary less $50,000 and (iii) $5,007, $3,111 and $2,094 received by Mr. Constien from the Company during fiscal years 1998, 1997 and 1996, respectively, as an automobile allowance. The amounts allocated to the account of Mr. Constien under the ESOP for 1997 and 1996 were $9,706 and $7,369 respectively. The amount to be allocated to the account of Mr. Constien under the ESOP with respect to fiscal year 1998 has not been determined as of the date of this Proxy Statement.

(6) "All Other Compensation" for 1998, 1997 and 1996 includes (i) a contribution of $3,738 and $3,052, respectively, to the Savings Plan on behalf of Mr. Soukup to match 1998 and 1997 pre-tax elective deferral contributions (included under "Salary") made by him to the Savings Plan, (ii) payments of $347, $306 and $194 which represent the premiums which were paid on Mr. Soukup's behalf in 1998, 1997 and 1996, respectively, under a group term life insurance policy which has a death benefit payable thereunder equal to approximately 200% of Mr. Soukup's annual salary less $50,000 and (iii) $1,292 and $3,816 received by Mr. Soukup from the Company during fiscal years 1998 and 1997, respectively, as an automobile allowance. The amount allocated to the account of Mr. Soukup under the ESOP for 1997 was $10,345. Mr. Soukup was not eligible to participate in either the Savings Plan or the ESOP during the 1996 fiscal year. The amount to be allocated to the account of Mr. Soukup under the ESOP with respect to fiscal year 1998 has not been determined as of the date of this Proxy Statement.

(7) "All Other Compensation" for 1998 and 1997 includes (i) a contribution of $2,048 to the Savings Plan on behalf of Mr. Joyce to match 1998 pre-tax elective deferral contributions (included under "Salary") made by him to the Savings Plan, (ii) a payment of $1,094 which represents the premium paid on Mr. Joyce's behalf in 1998 under a group term life insurance policy which has a death benefit payable thereunder equal to approximately 200% of Mr. Joyce's annual salary less $50,000 and (iii) $3,640 received by Mr. Joyce from the Company during fiscal year 1998 as an automobile allowance. Mr. Joyce was not eligible to participate in either the Savings Plan or the ESOP during the 1997 fiscal year. The amount to be allocated to the account of Mr. Joyce under the ESOP with respect to fiscal year 1998 has not been determined as of the date of this Proxy Statement.

Grants of Options
-----------------

         The following table sets forth information concerning individual grants of Options made during the 1998 fiscal year to each of the executive officers named in the Summary Compensation Table. No stock appreciation rights have been granted.

                                  OPTION GRANTS IN LAST FISCAL YEAR
                                         % of                                   Potential Realizable
                         Number of       Total                                    Value at Assumed
                        Securities      Options                                 Annual Rates of Stock
                        Underlying     Granted to     Exercise                    Price Appreciation
                          Options     Employees in      Price     Expiration      for Option Term(2)
       Name            Granted(#)(1)  Fiscal Year     ($/Share)      Date         5%($)        10%($)
       ----            -------------  -----------     ---------      ----         -----        ------
Thomas C. Williams         3,750         11.6%         $18.50      06/15/08      $43,630      $110,573
Richard C. Warrener        1,500          4.7%         $18.50      06/15/08      $17,452      $ 44,229
Robert W. Constien         1,500          4.7%         $18.50      06/15/08      $17,452      $ 44,229
Mark A. Soukup             1,500          4.7%         $18.50      06/15/08      $17,452      $ 44,229
Kenneth A. Joyce           1,500          4.7%         $18.50      06/15/08      $17,452      $ 44,229

         (1) These Options were granted under the Rurban Financial Corp. Stock Option Plan (the "Plan"). Options may be exercised in accordance with the terms of the Plan after the Options have vested. The Options vest over a five-year period from the date of grant with 20% of the total number of Options granted vesting each year. Upon the earlier of (i) an optionee/officer's 65th birthday,
(ii) the occurrence of a change of control transaction involving the Company or
(iii) the death or total disability of the optionee/officer, all Options immediately vest and become exercisable in accordance with the Plan. In the event of termination of employment of a named executive officer by reason of normal retirement, his Options may thereafter be exercised in full for a period of three months, subject to the stated term of the Option. In the event of termination of employment of a named executive officer by reason of death or total disability, his Options may thereafter be exercised in full for a period of one year, subject to the stated term of the Options. If a named executive officer's employment is terminated for any other reason, his Options are forfeited.

         (2) The amounts reflected in this table represent certain assumed rates of appreciation only over the 10 year term of the Options and have been rounded to the nearest whole dollar. Actual realized values, if any, on Option exercises will be dependent on the actual appreciation of the common shares of the Company over the terms of the Options. There can be no assurances that the Potential Realizable Values reflected in this table will be achieved.

Option Exercises and Holdings
-----------------------------

         The following table sets forth information with respect to Options exercised during, and unexercised Options held as of the end of, the 1998 fiscal year by each of the executive officers named in the Summary Compensation Table.

                                       AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                              AND FISCAL YEAR-END OPTION VALUES
                                                                  Number of Securities            Value of Unexercised
                                                                 Underlying Unexercised               In-the-Money
                     Number of Securities                         Options at FY-End (#)          Options at FY-End($)(1)
                         Underlying              Value        ----------------------------     ----------------------------
Name                  Options Exercised       Realized($)     Exercisable    Unexercisable     Exercisable    Unexercisable
----                 --------------------     -----------     -----------    -------------     -----------    -------------
Thomas C. Williams             0                   $0            3,000           15,750           $3,930          $20,633
Richard C. Warrener            0                   $0            1,200            6,300           $1,572          $ 8,253
Robert W. Constien             0                   $0            1,200            6,300           $1,572          $ 8,253
Mark A. Soukup                 0                   $0            1,200            6,300           $1,572          $ 8,253
Kenneth A. Joyce               0                   $0            1,200            6,300           $1,572          $ 8,253

-------------------

         (1) "Value of Unexercised In-the-Money Options at FY-End" is based upon the fair market value of the Company's common shares on December 31, 1998 ($15.50) less the exercise price of in-the-money options at the end of the 1998 fiscal year.

Salary Continuation Agreements
------------------------------

         The Company has entered into Executive Salary Continuation Agreement (the "Agreements") with Thomas C. Williams, President and Chief Executive Officer of the Company, on October 11, 1995, Richard C. Warrener, the Executive Vice President and Chief Financial Officer, on January 1, 1998, Robert W. Constien, Executive Vice President of the Company and Chief Executive Officer of RFS, on October 16, 1995 and Mark E. Rowland, Senior Vice President and Senior Lender of the Company, on January 1, 1998. Under the Agreements, if the executive officer remains in the continuous employment of the Company until the first December 31st after his 65th birthday (unless by action of the Board of Directors of the Company, his period of active employment with the Company for purposes of the Agreement is shortened or extended), he is to retire as of that date. Upon such retirement, such executive officer (and, upon his death, his designated beneficiary) will be entitled to receive an annual benefit equal to 15% of his annual base salary as in effect immediately prior to his retirement in equal monthly installments (of 1/12th of the annual benefit) for a period of 180 months. If the executive officer dies while actively employed by the Company prior to his retirement, the Company will pay an annual benefit equal to 15% of his annual base salary as in effect immediately prior to his death in equal monthly installments (of 1/12th of the annual benefit) for a period of 180 months to his designated beneficiary. In the event that the executive officer's employment is terminated as a result of his voluntary action, the Agreement will terminate immediately on the date of such termination of employment and the Company will pay to such executive officer as severance compensation monthly for fifteen years an amount of money on an annual basis equal to: (a) 5% of such executive officer's annual base salary as in effect immediately prior to the date of his termination of employment, if, at the termination date, such executive officer is between age 55 and 60; (b) 10% of such annual base salary if, at the termination date, such executive officer is between age 60 and 65; and (c) 15% of such annual base salary if (i) at the termination date, such executive officer is age 65 or over; (ii) such termination of employment occurs after there has been a change in control of the ownership of the Company; or
(iii) such termination of employment occurs after the Company merges or consolidates with another company or organization, permits its business activities to be taken over by another organization, ceases its business activities or terminates its existence. If the Company discharges the executive officer for cause, no compensation will be payable to him under the terms of the Agreement. The executive officer will not receive any benefits under the Agreement if he engages in any activity that directly or indirectly competes with the Company's interest, within 25 miles of any office of the Company and its subsidiaries existing at the time of his retirement or termination of employment. The payment of the benefits contemplated by the Agreement will be accelerated if, after such executive officer's retirement, the leverage capital ratio and/or the risk-based capital ratio of the Company fall below the minimum ratios established by the Company's regulatory authority for well-capitalized bank holding companies and/or the Company fails to have net income in any two successive fiscal years.

         On August 30, 1996, State Bank entered into an Executive Salary Continuation Agreement with Mark A. Soukup and on January 1, 1998, RMC entered into an Executive Salary Continuation Agreement with Kenneth A. Joyce, both of which Agreements have terms substantially the same as the terms of the Agreements described above between the Company and Mr. Williams, Mr. Warrener, Mr. Constien and Mr. Rowland.

Directors' Compensation
-----------------------

         During the 1998 fiscal year, each director of the Company who served the entire year received an annual retainer of $9,000.

         Mr. Steven D. VanDemark, who serves as the Chairman of the Board of Directors of the Company, received $12,000 during the 1998 fiscal year for his services as Chairman of the Board of Directors of the Company.

Rurban Financial Corp. Plan to Allow Directors to Elect to Defer Compensation
-----------------------------------------------------------------------------

         On March 12, 1997, the Board of Directors of the Company adopted the Rurban Financial Corp. Plan to Allow Directors to Elect to Defer Compensation (the "Deferred Compensation Plan"). The purpose of the Plan is to advance the interests of the Company and its shareholders by allowing the directors of the Company and the directors of any of the Company's subsidiaries an opportunity to elect to defer payment of all or a portion of their compensation received for their services as directors. The annual directors' fees to be received by the directors of the Company and the directors of the Company's subsidiaries will not be increased as a result of the adoption of the Deferred Compensation Plan.

                                PERFORMANCE GRAPH

         Set forth on the following page is a line graph comparing the yearly percentage change in the Company's cumulative total shareholder return on its common shares with an index for the NASDAQ Stock Market (U.S. Companies) comprised of all domestic common shares traded on the NASDAQ National Market System and the NASDAQ Small-Cap Market and an index for NASDAQ Bank Stocks comprised of all depository institutions (SIC Code #602) and holding and other investment companies (SIC Code #671) that are traded on the NASDAQ National Market System and the NASDAQ Small-Cap Market ("NASDAQ Bank Stocks") for the five-year period ended December 31, 1998.

                   Rurban Financial Corp.
                  Proxy Graph Data Points
                         12/31/98
                                                    NASDAQ Stock
          Rurban Financial      NASDAQ Bank         Market (U.S.
Year            Corp               Stocks            Companies)
----------------------------------------------------------------
1990           100.00              100.00              100.00
1991           100.00              100.00              100.00
1992           100.00              100.00              100.00
1993           100.00              100.00              100.00
1994           144.24               99.64               97.75
1995           183.93              148.38              138.26
1996           194.52              195.91              170.02
1997           192.14              328.02              208.30
1998           223.71              325.38              293.52

                            SHAREHOLDER PROPOSALS FOR
                               2000 ANNUAL MEETING
                            -------------------------

         Any qualified shareholder who desires to present a proposal for consideration at the 2000 Annual Meeting of Shareholders must submit the proposal in writing to the Company. If the proposal is received by the Company on or before November 28, 1999, and otherwise meets the requirements of applicable state and federal law, it will be included in the proxy statement and form of proxy of the Company relating to its 2000 Annual Meeting of Shareholders. If a shareholder intends to present a proposal at the 2000 Annual Meeting, but has not sought the inclusion of such proposal in the Company's proxy materials, such proposal must be received by the Company prior to February 15, 2000, or the Company's management proxies for the 2000 Annual Meeting will be entitled to use their discretionary voting authority should such proposal then be raised, without any discussion of the matter in the Company's proxy materials.

                           NOTIFICATION OF APPOINTMENT
                             OF INDEPENDENT AUDITORS
                           ---------------------------

         The Board of Directors of the Company has appointed the firm of Crowe, Chizek and Company LLP to serve as independent auditors for the Company for the 1999 fiscal year. That firm has served as independent auditors for the Company since 1988. The Board of Directors expects that representatives of Crowe, Chizek and Company LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                                  OTHER MATTERS
                                  -------------

         As of the date of this Proxy Statement, the Board of Directors knows of no other business to be presented for action by the shareholders at the 1999 Annual Meeting of Shareholders other than as set forth in this Proxy Statement. However, if any other matter is properly presented at the Annual Meeting, or at any adjournment(s) thereof, it is intended that the persons named as proxies in the enclosed proxy may vote the common shares represented by such proxy on such matters in accordance with their best judgment in light of the conditions then prevailing.

         IT IS IMPORTANT THAT PROXIES BE VOTED AND RETURNED PROMPTLY. EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE FILL IN, DATE, SIGN AND RETURN THE PROXY PROMPTLY. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU WISH TO DO SO.


March 29, 1999                            By Order of the Board of Directors,

                                          /s/ Thomas C. Williams
                                          ----------------------
                                          Thomas C. Williams, President
                                          and Chief Executive Officer

                                REVOCABLE PROXY
                             RURBAN FINANCIAL CORP.


[X] PLEASE MARK VOTES AS IN THIS EXAMPLE

                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON APRIL 26, 1999
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned holders(s) of common shares of Rurban Financial Corp. (the "Company") hereby constitutes and appoints Thomas C. Williams and Richard C. Warrener, or either of them, the Proxy or Proxies of the undersigned, with full power of substitution, to attend the Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held on Monday, April 26, 1999, at the Kettenring Country Club, 211 Carpenter Road, Defiance, Ohio at 10:30 A.M., local time, and any adjournments(s) thereof, and to vote all of the common shares of the Company which the undersigned is entitled to vote at such Annual Meeting or at any adjournment(s) thereof:


                                                 ------------------------------
Please be sure to sign and date                   Date
 this Proxy in the box below.
-------------------------------------------------------------------------------



---------Shareholder sign above-----------Co-holder (if any) sign above--------


                                                                        For All
1. To elect three (3) directors to serve        For       Withhold       Except
   for terms of three years each:               [ ]          [ ]          [ ]


      John R. Compo            John Fahl           Robert A. Fawcett, Jr.

INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.


--------------------------------------------------------------------------------

2. In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the Annual Meeting or any adjournment(s) thereof.

   WHERE A CHOICE IS INDICATED, THE COMMON SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED OR NOT VOTED AS SPECIFIED. IF NO CHOICE IS INDICATED, THE COMMON SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED IN ITEM NO. 1 AS DIRECTORS OF THE COMPANY. IF ANY OTHER MATTERS ARE PROPERLY BROUGHT BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT(S) THEREOF OR IF A NOMINEE FOR ELECTION AS A DIRECTOR NAMED IN THE PROXY STATEMENT IS UNABLE TO SERVE OR FOR GOOD CAUSE WILL NOT SERVE, THE COMMON SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE PROXIES ON SUCH MATTERS OR FOR SUCH SUBSTITUTE NOMINEE(S) AS THE DIRECTORS MAY RECOMMEND.

   All proxies previously given or executed by the undersigned are hereby revoked. The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting to Shareholders and Proxy Statement for the April 26, 1999 and the Annual Report to Shareholders for the fiscal year ended December 31, 1998.

   Please sign exactly as your name appears hereon. When common shares are registered in two names, both shareholders should sign. When signing as executor, administrator, trustee, guardian, attorney or agent, please give full title as such. If shareholder is a corporation, please sign in full corporate name by President or other authorized officer. If shareholder is a partnership, please sign in partnership name by authorized person. (Please note any change of address on this proxy.)


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   Detach above card, sign, date and mail in postage paid envelope provided.

                             RURBAN FINANCIAL CORP.
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THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF RURBAN FINANCIAL
CORP. IT IS IMPORTANT THAT PROXIES BE VOTED AND RETURNED PROMPTLY. EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE FILL IN, DATE, SIGN AND RETURN THE PROXY PROMPTLY USING THE ENCLOSED SELF-ADDRESSED ENVELOPE. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU WISH TO DO SO.
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